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                     August 5, 2022

       Anastasios Konidaris
       Chief Financial Officer
       Amneal Pharmaceuticals, Inc.
       400 Crossing Boulevard
       Bridgewater, NJ 08807

                                                        Re: Amneal
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38485

       Dear Mr. Konidaris:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences